UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  May 2, 2003

NEXTEL PARTNERS, INC.

(Exact Name Of Registrant as Specified in Charter)

DELAWARE	000-29633	91-1930918
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

4500 Carillon Point

Kirkland, Washington 98033

(425) 576-3600

(Address and Telephone Number of Registrant’s Principal Executive Offices)

Item 5. Other Events

On May 2, 2003, Nextel Partners, Inc. announced that its Chief Financial Officer, John Thompson, would transition to a new role with the company as Vice President of Strategic Initiatives.  Mr. Thompson will continue to serve as the Company’s Chief Financial Officer until a successor is named.

A copy of the Company’s press release issued May 2, 2003 is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Free cash flow represents Adjusted EBITDA (see below) less capital expenditures, payments for licenses, acquisitions and other, net cash interest paid, plus changes in working capital and other.  Free cash flow is not a measurement under GAAP in the United States and may not be similar to free cash flow measures of other companies.  The Company believes that free cash flow provides useful information about the amount of cash its business is generating after interest payments and reinvestments in the business and is most directly comparable to the GAAP measure net change in cash and cash equivalents.  A reconciliation of net change in cash and cash equivalents to free cash flow follows:

For the Year Ended
December 31, 2002
(in thousands)
Adjusted EBITDA	$2,624
Capital expenditures	(274,911)
FCC licenses	(52,156)
Cash paid interest, net of capitalized interest	(98,777)
Change in working capital and other	98,012
Interest income	7,091
Free cash flow (negative)	(318,117)
Financing activities	81,280
Net decrease in cash and cash equivalents (reported on Consolidated Statements of Cash Flows)	$(236,837)

                Although the Company has stated that it expects to be free cash flow positive for the full year 2004, the Company is currently unable to provide a quantitative reconciliation of free cash flow to net change in cash and cash equivalents for the full year 2004 because significant GAAP information relating to 2004 fiscal periods that would be necessary to determine the Company's anticipated 2004 net change in cash and cash equivalents, including, without limitation, anticipated cash flows from operating activities, investing activities and financing activities, is currently not available or ascertainable with the requisite specificity without unreasonable effort.

Adjusted EBITDA represents operating income (loss) before depreciation, amortization and stock-based compensation.  Adjusted EBITDA is commonly used to analyze companies on the basis of leverage and liquidity.  However, Adjusted EBITDA is not a measure determined under GAAP in the United States and may not be comparable to similar EBITDA measures reported by other companies.  Adjusted EBITDA should not be construed as a substitute for operating income or as a better measure of liquidity than cash flow from operating activities, which are determined in accordance with GAAP.  The Company presents Adjusted EBITDA to provide additional information with respect to its ability to meet future debt service, capital expenditures and working capital requirements.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                                                NEXTEL PARTNERS, INC.

Date: May 6, 2003	By:	/s/ John Chapple
John Chapple
Chief Executive Officer and President